400 Chestnut Ridge Road	N E W S R E L E A S E
Woodcliff Lake, NJ 07677
201-930-3300
CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com
Barr Reports First Quarter 2007 GAAP Earnings of $0.11 Per Share; Adjusted Earnings of $0.78 Per Share
•	Strong Generic Product Sales

•	Strong Generic Oral Contraceptive Sales

•	PLIVA Integration Remains on Track

•	Company Reiterates Adjusted Calendar 2007 EPS Guidance of $3.00 — $3.30
Woodcliff Lake, NJ — May 9, 2007... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $11.6 million, or $0.11 per share, on revenues of $599 million for the first quarter ended March 31, 2007. The current quarter results compare with prior year net earnings of $76.1 million, or $0.70 per share, on total revenues of $327 million. The current quarter results include a full quarter of contribution from PLIVA d.d., Barr’s Croatian subsidiary, which it acquired on October 24, 2006, and reflects two businesses acquired in the PLIVA transaction, which have been accounted for as discontinued operations.
Adjusted earnings per share were $0.78 for the first quarter of 2007, compared to adjusted earnings per share of $0.84 in the prior year period. A reconciliation of GAAP-based earnings per fully diluted share to adjusted earnings per fully diluted share is presented in the table at the end of this press release.
“The contribution of PLIVA’s U.S. products, market acceptance of our generic ACTIQ®, and continued growth in the number and sales of our generic oral contraceptives contributed to sound top-line growth in the quarter,” said Bruce L. Downey, Barr’s Chairman and CEO. “While performance in our proprietary business was down, we had anticipated that the generic competition for SEASONALE® would impact sales, particularly as we ramp up promotion of SEASONIQUE®, our second generation extended-cycle oral contraceptive. This decrease somewhat offset the contribution of Plan B® OTC/Rx, as well as the contributions of Adderall® IR, which were added to the proprietary portfolio in the December 2006 quarter. It is also important to recognize that our significant R&D investment for the quarter reflects the value of our combination with PLIVA, as well as our robust development activities on traditional products, and our investment in and commitment to the future of biogeneric products.”
Revenues
Generic Product Sales
The Company’s generic product sales increased to $475 million for the first quarter of 2007, compared to $200 million in the prior year period.

U.S. Generic Sales
Sales of U.S. generic products totaled $304 million for the first quarter of 2007, compared to $200 million in the prior year period. The increase in sales is primarily related to the inclusion of sales from PLIVA’s U.S. product line. These products are now being sold under the Barr label. The increase is also related to strong sales of Fentanyl Citrate, a generic version of ACTIQ that we launched in late September 2006, and higher generic oral contraceptive sales.

Sales of generic oral contraceptives, the Company’s largest single category of generic products, were $113 million for the first quarter of 2007, compared to $101 million in the prior year period. This strong growth is primarily related to increased sales of Kariva®, and sales of Jolessa™, which we launched in September 2006.

Europe and Rest of the World (“ROW”) Generic Sales
Sales of European and ROW generic products, which result from sales of PLIVA products in these geographical regions, were $171 million in the first quarter of 2007.
Proprietary Product Sales
The Company’s proprietary product sales were $89 million for the first quarter of 2007, compared to $93 million in the prior year period. The decrease in proprietary sales was primarily attributable to decreased sales of our SEASONALE extended-cycle oral contraceptive, which faced generic competition in September 2006 following the expiration of three years of market exclusivity. This decrease was partially offset by higher sales of Plan B Over-the-Counter/Rx and Adderall IR, both of which were launched in the quarter ended December 31, 2006.
Alliance and Development Revenue
During the first quarter of 2007, the Company reported alliance and development revenue of $25 million, compared to $33 million in the prior year period. The decrease reflects lower royalties earned from the Company’s agreement with Teva Pharmaceuticals on fexofenadine hydrochloride tablets, the generic version of Allegra® tablets, which was somewhat offset by higher reimbursements under the Adenovirus and Shire development agreements.
Other Revenue
Other revenue primarily includes revenue from the Company’s non-core operations, including the agrochemicals business and the diagnostic, disinfectants, dialysis and infusions business. The animal health business, previously included in Other revenue, has been excluded from the results because it is now treated as a discontinued operation, as discussed below. Other revenue totaled $10 million for the first quarter of 2007.
Discontinued Operations
Following its acquisition of PLIVA, the Company has been evaluating PLIVA’s operations and has decided to divest or exit certain non-core operations. The Company has decided to divest or exit its operations in Spain and its animal health business. As a result, as of March 31, 2007, the assets and liabilities relating to these businesses met the “held for sale” criteria of FAS 144, Accounting for the Impairment or Disposal of

Long Lived Assets. The Company expects to sell these businesses by December 31, 2007. Following the divestiture, the cash flows and operations of the divested operations will be eliminated from the Company’s ongoing operations, and the Company will cease to have continuing involvement with these operations.
Margins
Reported margins in the Company’s generic and proprietary segments for the first quarter of 2007 were 44% and 66%, respectively, compared to 65% and 70% for the prior year period. Margins for the first quarter of 2007 were negatively impacted by amortization costs arising from the PLIVA acquisition. Margins on generic products were also impacted by a charge of $32 million related to the step-up of inventory acquired from PLIVA and sold in the period.
Update on R&D Activities
Research and development expenses totaled $61 million for the first quarter of 2007, compared to $38 million in the prior year period. The increase in R&D expenses reflects higher costs associated with the Company’s generic and bio-generic costs both in the U.S. and in Europe and increased proprietary development activities.
Generic Products
At March 31, 2007, the Company had approximately 60 Abbreviated New Drug Applications, including tentatively approved applications, pending at the U.S. Food and Drug Administration (FDA) targeting branded pharmaceutical products with an estimated $30 billion in sales. The Company also had approximately 230 product registrations, representing 79 molecules, pending with regulatory bodies in Europe and ROW.
During the first quarter of 2007, the Company received three generic product approvals in the U.S. from the FDA, including tentative approvals, and approximately 30 approvals, representing 24 molecules, from regulatory bodies in Europe and ROW.
Proprietary Products
The Company currently has an extensive proprietary clinical development program that includes six products in Phase III studies and several New Drug Applications pending at the FDA, two of which gained FDA approval following the first quarter of 2007.
Selling, General and Administrative
The Company’s SG&A expenses totaled $182 million during the first quarter of 2007, compared to $78 million in the prior year period. The substantial increase in SG&A is primarily attributable to the addition of PLIVA’s sales and marketing activities, including, but not limited to, the costs associated with approximately 1,400 sales representatives that PLIVA utilizes to promote branded generic products to physicians and pharmacists in many countries, and other general and administrative expenses associated with our worldwide operations. SG&A includes approximately $11 million related to costs incurred by the Company to meet expanded financial reporting, Sarbanes-Oxley compliance and other compliance-related activities. SG&A also includes a one-time pre-tax charge of $6.5 million, or $0.04 per share, related to a litigation reserve established by the Company during the quarter.
In addition, SG&A for both periods was positively impacted by the Company’s decision to reclassify acquired product amortization from SG&A to cost of sales, as previously discussed.
Interest Expense
During the first quarter of 2007, the Company recorded $40 million of interest expense, almost all of which is related to interest on the $2.6 billion of debt the Company has incurred in connection with the PLIVA acquisition. The Company recorded $0.1 million of interest in the prior year period.
Interest Income
During the first quarter of 2007, interest income increased by $6.4 million over the prior year period. This increase was primarily related to higher available balances invested during the first quarter of 2007 as compared to the prior year period, in addition to rising interest rates.
Stock-Based Compensation
During the first quarter of 2007, the Company recorded stock-based compensation expenses of $7.3 million, or $0.05 per share, the impact of which is allocated to cost of sales, SG&A and R&D and is reflected in the accompanying selected adjusted financial data chart.
Tax Rate
The Company’s tax rate for first quarter of 2007 was 42.0%, compared to 35.3% for the prior year period. The significant increase in the reported effective tax rate is primarily due to the impact of purchase accounting adjustments related to the PLIVA acquisition, losses incurred in certain legal entities without a tax benefit and additional U.S. taxes related to the PLIVA acquisition.
The adjusted tax rate for the first quarter of 2007 was 27.4%.
Balance Sheet and Cash Flows
The Company’s cash, cash equivalents and marketable securities totaled approximately $854 million at March 31, 2007. Cash flows provided by operations totaled $132 million for the first quarter of 2007. Capital spending totaled $23 million during the quarter.
EBITDA
Earnings before interest, taxes, depreciation and amortization (EBITDA), including amortization of inventory step-up charges, for the first quarter of 2007 totaled $156 million, compared to $138 million in the prior year period. Please see the EBITDA reconciliation table at the end of this press release for a reconciliation of GAAP net earnings to EBITDA.
2007 Financial Outlook
The Company is reiterating that it expects adjusted earnings per fully diluted share for the year ending December 31, 2007 to be in the range of approximately $3.00 — $3.30. The adjustments are discussed in the paragraph immediately below. The Company currently expects total revenues for 2007 to be in the range of $2.4 — $2.5 billion, including total product sales in the range of $2.3 - $2.4 billion. On the expense side, the Company expects R&D investment to be approximately $240 - $250 million and SG&A expenses to be approximately $740 — $760 million.
The Company’s adjusted guidance for 2007 excludes amortization costs associated with acquired products, charges related to the step-up of inventory acquired from PLIVA, contributions from operations that the Company anticipates divesting during 2007, incremental depreciation related the step up of PLIVA’s assets, tax impact related to PLIVA’s U.S. net operating losses (NOLs) and stock-based compensation costs. The Company’s adjusted guidance for 2007 also excludes the impact of potential patent challenge outcomes or other business development activities that may be completed by December 31, 2007.
Conference Call/Webcast
The Company will host a Conference Call at 8:30 AM Eastern time on Wednesday, May 9th to discuss earnings results for the quarter ended March 31, 2007. The number to call from within the United States is: (800) 230-1085 and (612) 338-1040 Internationally. A replay of the conference call will be available from 12 Noon Eastern time on May 9th through 11:59 PM Eastern time May 16th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 870116.
The conference call will also be webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investors section, under Calendar of Events, on Barr’s website at www.barrlabs.com. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
About Barr Pharmaceuticals, Inc.
Barr Pharmaceuticals, Inc. is a global specialty pharmaceutical company that operates in more than 30 countries worldwide and is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals, biopharmaceuticals and active pharmaceutical ingredients. A holding company, Barr operates through its principal subsidiaries: Barr Laboratories, Inc., Duramed Pharmaceuticals, Inc. and PLIVA d.d. The Barr group of companies markets more than 115 generic and 25 proprietary products in the U.S. and more than 1,200 products globally outside of the U.S.

Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment in the markets where we operate; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies (such as PLIVA d.d.) and products we acquire and implementing our new SAP enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; our expansion into international markets through our PLIVA acquisition, and the resulting currency, governmental, regulatory and other risks involved with international operations; our ability to service our significantly increased debt obligations as a result of the PLIVA acquisition; changes in generally accepted accounting principles; and other risks detailed in our SEC filings, including in our Transition Report on Form 10-K/T for the six months ended December 31, 2006.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website

(www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)	(unaudited)
Revenues:
Product sales	$563,818	$293,521
Alliance and development revenue	25,121	33,320
Other revenue	10,439	—

Total revenues	599,378	326,841

Costs and expenses:
Cost of sales	302,535	98,507
Selling, general and administrative	182,359	78,214
Research and development	61,224	37,705
Write-off of acquired IPR&D	1,549	—

Earnings from operations	51,711	112,415

Interest income	10,622	4,213
Interest expense	40,275	110
Other income, net	1,096	1,071

Earnings before income taxes and minority interest	23,154	117,589

Income tax expense	9,725	41,493
Minority interest	(1,535)	—

Net earnings from continuing operations	11,894	76,096

Loss from discontinued operations, net of taxes	(322)	—

Net earnings	$11,572	$76,096

Earnings per common share — diluted:
Earnings per common share — continuing operations	$0.11	$0.70
Earnings per common share — discontinued operations	—	—

Net earnings per common share — diluted	$0.11	$0.70

Weighted average shares — diluted	108,044	108,547

Stock-based compensation expense:
Cost of sales	$2,193	$2,012
Selling, general and administrative	3,814	3,498
Research and development	1,292	1,423

Total stock-based compensation expense	$7,299	$6,933

Barr Pharmaceuticals, Inc. Selected Adjusted Financial Data
(in thousands, except per share amounts)

	Three Months Ended March 31, 2007						Three Months Ended March 31, 2006
						Adjusted				Adjusted
	GAAP	Adjustments				Earnings	GAAP	Adjustments		Earnings
Revenues:
Product sales	$563,818	—				$563,818	$293,521	$—		$293,521
Alliance and development revenue	25,121	—				25,121	33,320	—		33,320
Other revenue	10,439	—				10,439	—	—		—

Total revenues	599,378	—				599,378	326,841	—		326,841

Costs and expenses:
Cost of sales	302,535	(78,586	)(b),(c),(d)			223,949	98,507	(18,671	)(b),(d)	79,836
Selling, general and administrative	182,359	(11,107	)(c),(d),(f)			171,252	78,214	(3,498	)(d)	74,716
Research and development	61,224	(1,452	)(c),(d)			59,772	37,705	(1,423	)(d)	36,282
Write-off of acquired IPR&D	1,549	(1,549	)(e)			—	—	—		—

Earnings from operations	51,711	92,694				144,405	112,415	23,592		136,007

Interest income	10,622	—				10,622	4,213	—		4,213
Interest expense	40,275	—				40,275	110	—		110
Other income , net	1,096	—				1,096	1,071	—		1,071

Earnings before income taxes and minority interest	23,154	92,694		1,768		117,616	117,589	23,592		141,181

Income tax expense	9,725	22,459	(g)			32,184	41,493	8,564	(g)	50,057
Minority interest	(1,535)	(98)		(46)		(1,679)	—	—		—

Net earnings from continuing operations	11,894	70,137		1,722	(a)	83,753	76,096	15,028		91,124

Loss from discontinued operations, net of taxes	(322)	322	(h)			—	—	—		—

Net earnings	$11,572	$70,459		$1,722		$83,753	$76,096	$15,028		$91,124

Basic
Earnings per common share — continuing operations	$0.11	$0.66		$0.02		$0.78	$0.72	$0.14		$0.86
Earnings per common share — discontinued operations	$(0.00)	$0.00		$—		$—	$—	$—		$—
Net earnings per common share — basic	$0.11	$0.66		$0.02		$0.78	$0.72	$0.14		$0.86
Weighted average shares — basic	106,715					106,715	105,924			105,924

Diluted
Earnings per common share — continuing operations	$0.11	$0.65		$0.02		$0.78	$0.70	$0.14		$0.84
Earnings per common share — discontinued operations	$(0.00)	$0.00		$—		$—	$—	$—		$—
Net earnings per common share — diluted	$0.11	$0.65		$0.02		$0.78	$0.70	$0.14		$0.84
Weighted average shares — diluted	108,044					108,044	108,547			108,547

Summary Of Adjustment Items:

	Three Months Ended Mar 31,
	2007	2006
	—

(a) Net loss from operations expected to be divested	(1,722)	—

These businesses are expected to be divested during CY2007. The Company believes adjusting GAAP earnings for these losses will allow investors to better assess our on-going activities.

(b) Amortization and Inventory step up adjustments to cost of sales:
Inventory Step Up — PLIVA	(32,310)	—
Inventory Step Up — FEI	—	(7,794)
PLIVA-related Amortization	(28,196)	—
Barr Product Amortization	(11,699)	(8,865)

Total	(72,205)	(16,659)

(c) Incremental PLIVA Depreciation due to Purchase accounting write up of Fixed Assets
Cost of sales	(4,188)	—
Selling, general and administrative	(793)	—
Research and development	(160)	—

Total	(5,141)	—

(d) Stock Option Expense
Cost of sales	(2,193)	(2,012)
Selling, general and administrative	(3,814)	(3,498)
Research and development	(1,292)	(1,423)

Total	(7,299)	(6,933)

(e) Write off of acquired IPR&D associated with additional purchase of PLIVA Equity
	(1,549)	—

(f) Litigation Reserve	(6,500)	—

(g) Adjustments to tax expense, including:
Tax impact of adjustments (A) — (E) above.	24,984	8,564
Tax (benefit) from recognition of acquired NOL	(2,525)	—

Total	22,459	8,564

(h) In order to provide investors and management a basis to evaluate the performance of the ongoing operations, Adjusted Earnings exclude the impact of discontinued operations
Accounted for as discontinued operations	(322)	—
Undisclosed, included in continuing operations	—	—

Total	(322)	—
EBITDA Calculation:

	Three Months Ended Mar 31,
	2007	2006

Earnings from operations	51,711	112,415
Depreciation	30,009	9,089
Amortization	42,218	8,925
Inventory Step Up	32,310	7,794

EBITDA	156,248	138,223